Exhibit 10.15

May 20, 2021

Benjamin G. Jackson
2863 E Oquirrh Dr
Salt Lake City, UT 84108

Re: 1st Amendment to Employment Agreement for Benjamin G. Jackson dated April 13, 2021

Dear Ben:

This letter is an amendment (the “Amendment No.1”) to the Employment Agreement between you and Sera Prognostics, Inc. dated April 13, 2021 (the “Employment Agreement”) for the purpose of amending your bonus percentage. The following sentence in Section 2(b) (“Stock Option Grant(s) and Bonuses”):

You will be eligible to participate in the Company’s Annual Incentive Plan, which currently provides for a bonus target of 30% of your base salary, prorated for time of service, and with respect to the calendar year ending December 31, 2021, payment will be contingent based on achievements mutually agreed by you and your supervisor.

shall be deleted and replaced with the following sentence:

You will be eligible to participate in the Company’s Annual Incentive Plan, which currently provides for a bonus target of 35% of your base salary, prorated for time of service, and with respect to the calendar year ending December 31, 2021, payment will be contingent based on achievements mutually agreed by you and your supervisor.

All other terms, conditions and provisions of the Employment Agreement, including but not limited to all other provisions of Section 2(b), shall remain unchanged by this amendment and are in full force and effect. This Amendment No.1 shall be effective upon execution by both parties below.

2749 East Parleys Way - Suite 200 | Salt Lake City, Utah 84109 | Phone 801.990.0520 | Fax 801.990.0640

                            Sincerely,
                            Sera Prognostics, Inc.

By: /s/ Gregory Critchfield
Gregory Critchfield
Its:     Chairman, President, and CEO

This Amendment is accepted and agreed to as of the date hereof:

/s/ Benjamin G. Jackson
Benjamin G. Jackson

Dated:    May 20, 2021
2749 East Parleys Way - Suite 200 | Salt Lake City, Utah 84109 | Phone 801.990.0520 | Fax 801.990.0640